Exhibit 5.2

April 18, 2018
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Dear Sirs/Mesdames:

Re:	Lynden Energy Corp. (“Lynden BC”)

This opinion letter is furnished to you in connection with your Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed by Earthstone Energy, Inc. (the “Company”) on April 18, 2018 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Earthstone, a Delaware corporation, and certain of its direct and indirect wholly owned subsidiaries including Lynden BC, a corporation amalgamated under the laws of British Columbia, Canada (collectively, the “Subsidiaries” and together with the Company, the “Registrant”), of an indeterminate number of (i) shares of Class A Common Stock, $0.001 par value per share of the Company (the “Class A Common Stock”), (ii) shares of Preferred Stock, $0.001 par value per share of the Company (the “Preferred Stock”), (iii) senior and subordinated debt securities (the “Debt Securities”), (iv) guarantees (the “Guarantees”) of the Debt Securities by one or more of the Subsidiaries (the “Guarantors” and, together with the Company, the “Obligors”) and named in the Registration Statement, (v) depositary shares of the Company representing a

April 18, 2018

fractional interest in a share of Preferred Stock (the “Depositary Shares”), (vi) rights to purchase Class A Common Stock, Preferred Stock, Debt Securities or Depositary Shares (the “Rights”), (vii) warrants to purchase Class A Common Stock, Preferred Stock, Debt Securities or other securities (the “Warrants”), and (viii) units consisting of two or more of the foregoing securities, having a maximum aggregate public offering price of US$750,000,000.00. The Registration Statement provides that the Class A Common Stock, Preferred Stock, Debt Securities, Guarantees, Depositary Shares, Rights, Warrants and Units may be sold from time to time in one or more offerings up to a total public offering price of US$750,000,000.00 on terms and subject to limitations to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.
Jurisdiction
We are qualified to practise law in the Province of British Columbia and the opinions hereinafter expressed are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
Scope of Examination
We have reviewed such documents and made such examination of law as we have deemed necessary or appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on a certificate of an officer of Lynden BC (the “Officer’s Certificate”).
Assumptions and Reliance
For the purposes of rendering the opinions expressed in this letter, we have assumed:

(a)
with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any natural person signing any such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles and electronic copies) and the truthfulness and accuracy of the corporate records of Lynden BC and of all certificates of public officials and officers of Lynden BC; and

(b)
each of the parties to the indentures relating to the Debt Securities (the “Indentures”) other than Lynden BC will have all requisite power and authority to enter into, execute, deliver and perform its obligations thereunder and that the Indentures will have been authorized, executed and delivered by each of such parties and will be legal, valid and binding obligations of each of them enforceable against each of such parties in accordance with their respective terms.

With respect to our opinions in:

(a)
paragraph 1 below, we have relied exclusively and without independent investigation upon the Certificate of Good Standing for Lynden BC dated April 17, 2018 issued by the British Columbia Registrar of Companies; and

April 18, 2018

(b)	paragraph 2 below, we have relied, in part, on Lynden BC’s notice of articles and articles attached to the Officer’s Certificate.

Opinions
Based on and subject to the foregoing, we are of the opinion that:

1.	Lynden BC is a corporation validly existing under the laws of British Columbia and is in good standing with respect to the filing of annual reports.

2.	Lynden BC has the corporate power and capacity to execute, deliver and perform its obligations under the Indentures and the Guarantees.
Our opinions are given as of the date hereof and are based on legislation, regulations, orders and rulings, and on the articles of Lynden BC, in effect on the date hereof. We disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein.
This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this opinion letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly, OWEN BIRD LAW CORPORATION